Exhibit 99.1

NEWS RELEASE

2300 Orchard Parkway

San Jose, CA 95131-1017

Tel: (408) 433-0910

Fax: (408) 428-7998

Contact:

Bill Slater

Chief Financial Officer

(408) 428-7801

bslater@symmetricom.com

Symmetricom Receives Nasdaq Notice

Regarding Delayed Filing of Form 10-Q

SAN JOSE, Calif. — May 16, 2008 — On May 14, 2008, Symmetricom, Inc. (NASDAQ:SYMM) received a Nasdaq Staff Determination notice stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14).  The notice was issued in accordance with Nasdaq procedures because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended March 30, 2008.

In response to a similar letter the Company received in February 2008 following its failure to timely file its Form 10-Q for the quarter ended December 30, 2007, the Company requested and was granted a hearing on April 3, 2008 with the Nasdaq Listing Qualifications Panel.  On May 1, 2008, the Company received notice that the Nasdaq Listing Qualifications Panel granted the Company’s request for continued listing of its common stock on The Nasdaq Global Market.  The continued listing of the Company’s common stock is subject to the condition that on or before June 30, 2008, the Company must file with the Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the fiscal quarters ended December 30, 2007 and March 30, 2008 and any necessary restatements of its prior financial statements. Although the Company currently believes that it can comply with this condition, there can be no assurances that the Company will meet the deadline set by the Panel.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s plans to remain listed on the Nasdaq, to restate its historical financial statements and to file delinquent quarterly reports on Form 10-Q with the Securities and Exchange Commission.  There can be no assurance concerning the timing of the Company’s restatement process or any further actions which may be taken by the Nasdaq Listing Qualifications Panel.  Forward-looking statements are made as of the date of this press release, and, except as required by the law, Symmetricom does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

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